Exhibit 99.1

FOR IMMEDIATE RELEASE
September 2, 2010

USEC, Toshiba and B&W Close on First Phase of
 Strategic Investment

•	Completes first $75 million of $200 million three-phased investment
•	Solidifies the strategic relationship between USEC, Toshiba and B&W
•	Investment receives key regulatory approvals

BETHESDA, Md. –USEC Inc. (NYSE: USU) today closed on the first phase of a strategic investment in the company by nuclear power industry leaders The Babcock & Wilcox Company (NYSE: BWC) and Toshiba Corporation (TOKYO: 6502). This investment of $75 million will be used for continued progress on activities related to the American Centrifuge Plant in Piketon, Ohio and general corporate purposes.

In May 2010, USEC announced that Toshiba Corporation and Babcock & Wilcox Investment Company, an affiliate of The Babcock & Wilcox Company (B&W), signed a definitive agreement to make a $200 million investment in USEC over three phases. Phase one closed today. Closing on phase two of the investment of $50 million will occur when, among other things, USEC secures a conditional commitment on a loan guarantee from the U.S. Department of Energy (DOE). The balance of the investment - $75 million - in phase three is conditioned, among other things, on closing on a $2 billion loan under DOE’s loan guarantee program for the American Centrifuge Plant and USEC shareholder approval of certain matters. At the end of July, USEC submitted a comprehensive update to its application to obtain a DOE loan guarantee.

“This investment is an important vote of confidence by two leaders in the nuclear power industry and will strengthen the deployment of the American Centrifuge Plant,” said John K. Welch, USEC president and chief executive officer. “Further, this is another essential step in the development of a strategic relationship that we believe will create new business opportunities for all three companies as the global fleet of nuclear power reactors grows.”

“As energy needs grow around the world, we are very pleased to expand our role in the nuclear renaissance,” said Yasuharu Igarashi, corporate senior vice president of Toshiba.  “Nuclear power is safe and reliable, and it is a key element in the solution to carbon emissions.”

“This investment also initiates the formation of American Centrifuge Manufacturing, a joint venture between B&W and USEC which will provide integrated manufacturing and assembly of centrifuge machines for USEC’s American Centrifuge Plant,” said S. Robert Cochran, President of Babcock & Wilcox Technical Services Group, Inc. “In addition, this investment will allow B&W, Toshiba and USEC to build on their relationship by creating new opportunities for their organizations.”

In connection with their investment, Toshiba and B&W elected two new members to USEC’s Board of Directors.  These directors are Hiroshi Sakamoto, senior vice president and board director, Toshiba America Nuclear Energy Corporation, a subsidiary of Toshiba Corporation, and Michael S. Taff, senior vice president and chief financial officer of B&W.

Closing on the first phase of the investment follows a review of the investment by the U.S. Nuclear Regulatory Commission and DOE and, with respect to Toshiba’s investment, by the Committee on Foreign Investment in the United States.

Additional details regarding the investment are described in USEC’s Current Report on Form 8-K filed with the SEC today and can be accessed at www.usec.com.

Contact:

USEC
Media: Paul Jacobson (301) 564-3399
Investors: Steven Wingfield (301) 564-3354

Toshiba
Hiroki Yamazaki +81-3-3457-2105

B&W
Media: Ryan Cornell (330) 860-1345
Investors: Mike Dickerson (704) 625-4944

Forward-Looking Statements

The information provided in this news release contains “forward-looking statements” – that is, statements related to future events. In particular, this news release contains forward-looking statements with respect to , among other things, the completion of the remaining two phases of the transactions, the American Centrifuge Manufacturing joint venture between B&W and USEC, and the ability of the parties to achieve the benefits of any strategic relationships.  Forward-looking statements often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These forward-looking statements are based on current management expectations and involve a number of risks and uncertainties, including, among other things: risks related to the completion of the remaining two phases of the transactions, including the parties’ ability to satisfy the significant closing conditions in the securities purchase agreement governing the transactions; difficulties in the operation of the American Centrifuge Manufacturing joint venture and the inability to satisfy applicable investment conditions; the ability of the parties to achieve the benefits of any strategic relationships; risks related to the deployment of the American Centrifuge technology, including risks related to performance, cost, schedule and financing; USEC’s success in obtaining a loan guarantee for the American Centrifuge Plant, including USEC’s ability to address the technical and financial concerns raised by the U.S. Department of Energy (“DOE”); USEC’s ability to raise capital beyond the $2 billion of DOE loan guarantee funding for which USEC has applied; the impact of the demobilization of the American Centrifuge project and uncertainty regarding USEC’s ability to remobilize the project and the potential for termination of the project; and USEC’s ability to meet milestones under the June 2002 DOE-USEC Agreement related to the deployment of the American Centrifuge technology.  If one or more of these or other risks materialize, actual results may vary materially from those expected.  For a more complete discussion of these and other risk factors, please see USEC’s and B&W’s filings with the Securities and Exchange Commission, including USEC’s Annual Report on Form 10-K and quarterly reports on Form 10-Q and B&W’s registration statement on Form 10, as amended.  USEC and B&W do not undertake to update its forward-looking statements except as required by law.

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